NEUBERGER BERMAN EQUITY FUNDS
                                   TRUST CLASS
                       DISTRIBUTION AND SERVICES AGREEMENT

                                   SCHEDULE A

            The Series currently subject to this Agreement are as follows:

Neuberger Berman Convergence Fund
Neuberger Berman Dividend Fund
Neuberger Berman Energy Fund
Neuberger Berman Equity Income Fund
Neuberger Berman Focus Fund
Neuberger Berman Global Real Estate Fund
Neuberger Berman Guardian Fund
Neuberger Berman International Large Cap Fund
Neuberger Berman Partners Fund
Neuberger Berman Real Estate Fund
Neuberger Berman Regency Fund
Neuberger Berman Research Opportunities Fund
Neuberger Berman Small and Mid Cap Growth Fund
Neuberger Berman Small Cap Growth Fund
Neuberger Berman Socially Responsive Fund


Date: December 17, 2007